Exhibit 99.2

ALLEGRO MERGER CORP.

WRITTEN CONSENT OF WARRANT HOLDER

This Written Consent is solicited by the Board of Directors of Allegro Merger Corp., a Delaware corporation (“Allegro”).

Please return this written consent no later than [●] p.m. Eastern Time on [●], 2026, which is the final date that the board of directors of Allegro has set for receipt of written consents. Allegro Warrants will be tabulated with respect to the proposal below as indicated by the undersigned. Any executed written consent returned without indicating a decision on the proposal will be treated as a consent FOR the Allegro Warrant Amendment.

The undersigned holder of redeemable common stock purchase warrants of Allegro, each entitling the holder thereof to purchase one share of Allegro Common Stock at an exercise price of $11.50, issued pursuant to that certain Warrant Agreement, dated as of [●], 2018, by and between Allegro and Continental Stock Transfer & Trust Company, as warrant agent, as amended or supplemented from time to time (the “Warrant Agreement” and such warrants, the “Allegro Warrants”), hereby executes and delivers this written consent with respect to the Allegro Warrants held by the undersigned as of the close of business on [●], 2026, the record date established by the board of directors of Allegro.

The undersigned acknowledges receipt of the consent statement/prospectus, which is part of the registration statement on Form S-4 of SeeQC, Inc. filed with the Securities and Exchange Commission on [●], 2026, and which more fully describes the proposal below.

Allegro Warrant Amendment

To approve and adopt, pursuant to Section 9.8 of the Warrant Agreement, an amendment to the Warrant Agreement and the Allegro Warrants so that, immediately prior to the Effective Time (as defined in the consent statement/prospectus), each issued and outstanding Allegro Warrant will automatically convert into the right to receive one-tenth (1/10th) of a share of SeeQC Common Stock (as defined in the consent statement/prospectus).

☐ CONSENT/FOR ☐ WITHHOLD CONSENT/AGAINST

If the undersigned does not execute and return this written consent, it will have the same effect as a vote against the Allegro Warrant Amendment.

Once received by Allegro, this written consent may not be changed or revoked.

Holder Name:
Number of Allegro Warrants held:
Signature:
Name:
Title / Capacity, if applicable:
Date:

IMPORTANT: PLEASE DATE AND SIGN THIS WRITTEN CONSENT.

Please sign exactly as your name appears in Allegro’s records. If Allegro Warrants are held jointly, all joint holders should sign. When signing as attorney, trustee, executor, administrator, guardian, corporate officer or other representative, please give your full title or capacity. If Allegro Warrants are held by a corporation, partnership or other entity, please sign in the full legal name of the entity by an authorized officer or other authorized person.

Please return the completed, dated and signed written consent by emailing a .pdf copy of it to proxy@mackenziepartners.com, or by mailing it in the pre-addressed postage paid envelope provided.